Exhibit 99.1

ACUSPHERE AND MASSDEVELOPMENT ANNOUNCE EMERGING TECHNOLOGY FUND LOAN FOR ACUSPHERE’S TEWKSBURY FACILITY

WATERTOWN, Mass.—(BUSINESS WIRE)—Oct. 18, 2004—Acusphere, Inc. (NASDAQ:ACUS) and MassDevelopment today announced that the first loan issued by MassDevelopment under the state’s newly funded $25 million Emerging Technology Fund (ETF) has been awarded to Acusphere. In a ceremony today at Acusphere’s new manufacturing facility in Tewksbury, Massachusetts, Acusphere’s President and CEO, Sherri C. Oberg will be joined by MassDevelopment’s President and CEO Robert L. Culver, Massachusetts Senate President, Robert E. Travaglini and Massachusetts Biotechnology Council President, Thomas M. Finneran.

The ETF was created to help technology-based businesses locate and expand in Massachusetts. The fund targets companies that are ready to transition from research and development to production. It provides loans for buying equipment, renovating leased space or purchasing and expanding facilities.

“Acusphere and companies like it are a critical component of the Commonwealth’s developing economy,” said Mr. Culver. “As emerging technology firms like Acusphere move from research and development to full-scale manufacturing operations, we must be ready to reach out and help them, or face losing them to competitor states nationwide. This fund makes it possible for the state to supplement other financing sources and make deals work.” Mr. Culver added, “We began working with Acusphere in 2003 and we are impressed with the company’s progress and potential. We know that they evaluated locations for their manufacturing plant outside of Massachusetts and we are very pleased that they decided in the end to expand in Massachusetts.”

Acusphere intends to use the $2 million ETF loan to help renovate and equip a building located at 890 East Street in Tewksbury, Massachusetts. Acusphere, which is headquartered in Watertown, will use this new facility to manufacture AI-700, a drug designed to enhance ultrasound’s ability to detect coronary heart disease. Currently, Acusphere manufactures AI-700 outside of Massachusetts.

Acusphere estimates that over the next two years it may spend about an aggregate of $20 million to build-out the Tewksbury facility to meet its initial commercial manufacturing requirements for AI-700. Such build-out costs, together with various related equipment purchases, will be financed in part by the ETF loan and Acusphere’s existing $11.3 million equipment financing line.

“We are very pleased to be continuing our expansion in Massachusetts where support for life sciences and biotech companies is so strong,” commented Ms. Oberg. “We anticipate important operational efficiencies as a result of manufacturing AI-700 in close proximity to our headquarters. The funding from ETF, combined with the broad biotech experience found locally, convinced us that developing this facility here in Massachusetts is the right choice. We appreciate the confidence that MassDevelopment has demonstrated towards our future and we are grateful for their economic support.”

Travaglini and Finneran, who each played a key role in securing last session’s Emerging Technology Fund appropriation, stressed the importance of the biotechnology industry to the future growth of the Commonwealth’s economy.

“With an anticipated increase in the number of biotech jobs topping 100,000 by 2010, our innovative workforce training programs and economic incentives such as the Emerging Technology Fund, the biotech industry will continue to provide the economic oxygen needed to propel Massachusetts forward,” said Finneran. “However, we cannot rest on our laurels as a top biotech cluster. We must seize on all opportunities to make our state attractive to companies like Acusphere as they look to expand and manufacture here in the Commonwealth.”

“Other states are aggressively campaigning to raid our bio-technology expertise and businesses. Now, more than ever, it is imperative that we continue to make real investments in the biotechnology industry to create jobs and grow our economic base,” said Travaglini. “We will continue to make these kinds of investments because the dividend to the Commonwealth is a stronger economy.”

MassDevelopment, a Massachusetts statewide finance and development agent, partners with businesses and local officials to stimulate economic growth across the Commonwealth. In fiscal year 2004, the agency supported the creation of more than 5,000 jobs and 3,900 housing starts.

The Massachusetts Biotechnology Council (MBC), founded in 1985, is a not-for-profit organization that provides services and support for the Massachusetts biotechnology industry. The MBC is committed to advancing the development of critical new science, technology and medicines that benefit people worldwide. Representing over 400 companies, academic institutions and service organizations involved in biotechnology and healthcare, the MBC works with public leaders to advance policy and promote education, while providing member programs and services.

About Acusphere, Inc.

Acusphere is a specialty pharmaceutical company that develops new drugs and improved formulations of existing drugs using its proprietary microparticle technology. Acusphere’s three initial product candidates are in clinical development and are designed to address large unmet clinical needs within cardiology, oncology and asthma. These product candidates were created using proprietary technology that enables Acusphere to control the porosity and size of nanoparticles and microparticles in a versatile manner that allows particles to be customized to address the delivery needs of a variety of drugs. Acusphere’s lead product candidate, AI-700, is a cardiovascular drug in Phase III clinical development. AI-700 is designed to be a preferred alternative to the estimated 9.5 million procedures done each year in the U.S. to detect coronary artery disease, the leading cause of death in the United States. For more information about Acusphere visit the Company’s web site at www.acusphere.com.

This Release contains forward-looking statements, including statements regarding the cost of building-out a commercial manufacturing facility and the ability of loan ad lease financing. The Company’s actual results may differ materially from those anticipated in these forward-looking statements based upon a number of factors, including anticipated operating losses, uncertainties associated with research, development, testing and related regulatory approvals, unproven markets, future capital needs and uncertainty of additional financing, competition, uncertainties associated with intellectual property, complex manufacturing, high quality requirements, dependence on third-party manufacturers, suppliers and collaborators, lack of sales and marketing experience, loss of key personnel, uncertainties associated with market acceptance and adequacy of reimbursement, technological change and government regulation, and other risks and challenges detailed in the Company’s filings with the U.S. Securities and Exchange Commission, including the Company’s Quarterly Report on Form 10-Q for the period ending June 30, 2004. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this Release. The Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances that occur after the date of this Release or to reflect the occurrence of unanticipated events.

CONTACT:	Acusphere, Inc.
John F. Thero
Sr. Vice President and CFO
Investors: 617-925-3444
IR@acusphere.com
Media: 617-648-8800